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                                                                    Exhibit 20.2

                                UNTERBERG HARRIS
                         275 BATTERY STREET, 29TH FLOOR
                            SAN FRANCISCO, CA 94111
                       (415) 399-1500 FAX (415) 399-1113

                                                                October 11, 1996

Board of Directors
Software Publishing Corporation
111 N. Market Street
San Jose, CA 95113

Dear Ladies and Gentlemen:

     We understand that Software Publishing Corporation ("Software Publishing" or the "Company") and Allegro New Media ("Allegro") have entered into an Agreement and Plan of Merger, dated October 1, 1996 (the "Merger Agreement"), pursuant to which Software Publishing will become a wholly owned subsidiary of Allegro (the "Merger"). In connection with the Merger, Allegro will issue
0.26805 shares of its Common Stock for each share of Software Publishing's Common Stock (the "Exchange Ratio") and the vested and non-vested options will be assumed by Allegro based on the terms of the Merger.

     You have requested our opinion with respect to the fairness of the Exchange Ratio, from a financial point of view, to the shareholders of Software Publishing.

     In connection with our review, we have, among other things:

          (i) reviewed the Merger Agreement dated October 1, 1996;

          (ii) reviewed publicly available financial information with respect to the business operations of the Company including, but not limited to, audited financial statements for the fiscal years ended September 1993, 1994 and 1995 and unaudited financial statements for the period ended June 30, 1996;

          (iii) reviewed publicly available financial information with respect to the business operations of Allegro including, but not limited to, audited financial statements for the fiscal year ended December 31, 1995 and unaudited financial statements for the period ended June 30, 1996;

          (iv) reviewed certain internal financial and operating information relating to Software Publishing and Allegro (including financial projections) prepared by the respective managements of each company;

          (v) held discussions with certain members of both Software Publishing and Allegro senior management concerning their past and current operations, financial condition and business prospects and the potential financial effect of the Merger of Software Publishing and Allegro if the Merger were consummated;

          (vi) reviewed a comparison of operating results and other financial information of Software Publishing and Allegro with other companies which we deemed appropriate;

          (vii) reviewed the historical market prices and reported trading activity of Software Publishing and Allegro Common Stock;

          (viii) compared the financial terms of the Merger and the premium paid over the Company's current, historical and average stock price with the terms and premiums paid of certain other merger, acquisition and business combination transactions which we deemed appropriate; and

          (ix) considered such other information, financial studies and analyses as we deemed relevant and performed such analyses, studies and investigations as we deemed necessary.


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     We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us. With respect to any financial projections, we assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective future financial performances of Software Publishing and Allegro and the future financial performance of the combined company. We also have assumed, without independent verification, that Allegro owns and has adequate legal protection for all material intellectual property it purports to own, that Allegro owns or has adequate rights to use all intellectual property material to its business as conducted or contemplated to be conducted and that the representations and warranties of Software Publishing and Allegro in the Agreement and Plan of Reorganization are true and correct. We have also assumed that the Merger will be accounted for as a purchase.

     We have not conducted a physical inspection of the properties or facilities of Software Publishing or Allegro or made any independent valuation or appraisal of the assets, liabilities, patents or intellectual property of Software Publishing and Allegro, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to us, as of the date of this letter.

     We understand that in considering the Merger, the Board of Directors of the Company has considered a wide range of financial and non-financial factors, many of which are beyond the scope of this letter. This letter is not intended to substitute for the Board's exercise of its own business judgment in reviewing the Merger. This opinion is solely for purposes of the Board of Directors of the Company in connection with its exercise of its business judgment, and delivery of this opinion is not intended to confer rights on any third party, including shareholders, employees or creditors of the Company or Allegro.

     We are expressing no opinion herein as to the prices at which the shares of the Company or Allegro will actually trade at any time. Our opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote on the Merger. It should be understood that, although subsequent developments may occur which might affect this opinion, Unterberg Harris does not have any obligation to update, revise or reaffirm this opinion.

     Based upon and subject to the foregoing considerations, it is our opinion as financial advisors that, as of the date of the Merger Agreement, the Exchange Ratio is fair, from a financial point of view, to the shareholders of Software Publishing.

                                          Very truly yours,

                                          /s/  Unterberg Harris

                                          UNTERBERG HARRIS



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